UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                            SCHEDULE 13G
            Under the Securities and Exchange Act of 1934
                         (Amendment No. 1)*
                 Enbridge Energy Management, L L C
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                         (Name of Issuer)

   Listed Shares Representing Limited Liability Company Interests

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                  (Title of Class of Securities)

                             29250X103
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                          (CUSIP Number)

                         December 31, 2016
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    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1 (b)
          [ ]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP NO.  29250X103   13G

1     Name of Reporting Person

      Advisory Research Inc.

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization

      Delaware
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   Number of             Sole Voting Power
                   5     6,683,456
  Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             6,701,983
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      6,701,983

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

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11    Percent of Class Represented by Amount in Row (9)
      8.2%

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12    Type of Reporting Person
      IA

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CUSIP NO.  29250X103   13G


1     Name of Reporting Person:
      Piper Jaffray Companies

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               0
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              6,683,456
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             0
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                6,701,983
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      6,701,983

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)
      8.2%

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12    Type of Reporting Person
      HC

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Item 1     (a)  Name of Issuer:
                Enbridge Energy Management L L C

           (b)  Name of Issuer's Principal Executive Offices:
                1100 Louisiana Street
                Suite 3300
                Houston TX 77002

Item 2     (a)  Person Filing:

                (i)  Advisory Research, Inc.
                (ii) Piper Jaffray Companies

           (b)  Address:

                (i)  Advisory Research, Inc.
                     180 N. Stetson Ave., Suite 5500
                     Chicago, IL  60601
		(ii) Piper Jaffray Companies
                     800 Nicollet Mall Suite 800
                     Minneapolis, MN 55402


           (c)  Citizenship:

                Advisory Research Inc. and Piper Jaffray Companies:
                Delaware

           (d)  Title of Class of Securities:

		Listed Shares Representing Limited Liability Company
                Interests

           (e)  CUSIP Number: 29250X103

Item 3     If this statement is filed pursuant to sections
           240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (i) Advisory Research, Inc. is an investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E)

	   (ii) Piper Jaffray Companies is a parent holding company or control person in accordance with section
                240.13d-1(b)(1)(ii)(G)

Item 4     Ownership

           (a)  Amount Beneficially Owned:
                (i)  Advisory Research, Inc.: 6,701,983
                (ii) Piper Jaffray Companies: 6,701,983

           (b)  Percent of Class
                (i)  Advisory Research, Inc.: 8.2%
                (ii) Piper Jaffray Companies: 8.2%

           (c)  Number of shares as to which reporting person has:

                (1) Sole power to vote or direct vote:

                    (i)  Advisory Research, Inc.: 6,683,456
                    (ii) Piper Jaffray Companies: 0

                (2) Shared power to vote or direct the vote:

                    (i)  Advisory Research, Inc.: 0
                    (ii) Piper Jaffray Companies: 6,683,456


                (3)  Sole power to dispose or to direct disposition of:

                     (i)  Advisory Research, Inc.: 6,701,983
                     (ii) Piper Jaffray Companies: 0

                (4)   Shared power to dispose or to direct the disposition of:

                     (i)  Advisory Research, Inc.: 0
                     (ii) Piper Jaffray Companies: 6,701,983

Item 5     Ownership of Five Percent or Less of a Class:
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

	   Not Applicable


Item 6     Ownership of More than Five Percent on Behalf of Another
	   Person:

           Not Applicable


Item 7     Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on by the Parent Holding Company:

           Not Applicable


Item 8 Identification and Classification if Members of the Group:

           Not Applicable


Item 9     Notice of Dissolution of Group:

           Not Applicable


Item 10    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.


			SIGNATURES

The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Statement is true, complete and correct. The undersigned agree to the filing of this single Statement on Schedule 13G.


                           Advisory Research, Inc.

Date:  February 13, 2017   By:  /s/ Susan Steiner
                           Name: Susan Steiner
                           Title: Chief Compliance Officer

                           Piper Jaffray Companies

Date:  February 13, 2017   By: /s/ Christopher D. Crawshaw
                           Name: Christopher D. Crawshaw
                           Title: Head of Asset Management



                        Exhibit 1

WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the Act), only one joint Statement and any amendments thereto need to be filed whenever one or more persons are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities,provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them;


NOW, THEREFORE, the parties hereto agree as follows:
Advisory Research, Inc. and Piper Jaffray Companies, do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file a Statement on Schedule 13G relating to their ownership of the Listed Shares Representing Limited Liability Company Interests in the Issuer, and do hereby further agree that said Statement on
Schedule 13G shall be filed on behalf of each of them.



                             Advisory Research, Inc.

Date:  February 13, 2017     By:  /s/ Susan Steiner
                             Name: Susan Steiner
                             Title: Chief Compliance Officer


                             Piper Jaffray Companies

Date:  February 13, 2017     By: /s/ Christopher D. Crawshaw
                             Name: Christopher D. Crawshaw
                             Title: Head of Asset Management